Exhibit 23.3

Jason Lam & Co.
Certified Public Accountants
Units 1103-4, Chinachem Johnston Plaza,
178-186 Johnston Road, Wanchai, Hong Kong.
Tel: (852) 2508 0850   Fax: (852) 2508 0811

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of our report dated March 24, 2005 on our audits of the consolidated balance sheet of Goldleaves International Limited and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated income statements, shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003.
Jason Lam & Co.
Certified Public Accountants, Hong Kong
Date: 22 May 2007